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+--------+                                    UNITED STATES
| FORM 5 |                         SECURITIES AND EXCHANGE COMMISSION
+--------+                                Washington, D.C. 20549
[_] Check box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940
[_] Form 3 Holdings Reported
[_] Form 4 Transactions Reported
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

    Singleton                       Shirley
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    c/o Edgewater Technology, Inc.
    20 Harvard Mills Square
    ----------------------------------------------------------------------------
                                   (Street)

    Wakefield                       MA                                01880
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)
2.  Issuer Name and Ticker or Trading Symbol Edgewater Technology, Inc. (EDGW)
                                             -----------------------------------
3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)
               --------------
4.  Statement for Month/Year  2001
                             ---------------------------------------------------
5.  If Amendment, Date of Original (Month/Year)
                                                --------------------------------
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    [X] Director    [X] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)
    President & Chief Executive Officer

7.  Individual or Joint/Group Reporting  (check applicable line)

     X Form Filed by One Reporting Person
    ---

       Form Filed by More than One Reporting Person
    ---
-------------------------------------------------------------------------------
Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                (Month/      (Instr. 8)                                 Owned at the        Direct       Bene-
                                Day/                                                    end of              (D) or       ficial
                                Year)                                                   Issuer's            Indirect     Owner-
                                                                 (A) or                 Fiscal Year         (I)          ship
                                                        Amount   (D)        Price       (Instr. 3 and 4)    (Instr. 4)   (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                 4,080              D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                 3,478/1/           I        By Employee
                                                                                                                         Stock
                                                                                                                         Purchase
                                                                                                                         Plan
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see
  Instruction 4(b)(v).
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

-------------------------------------------------
/1/ Between July 1999 and December 31, 2001, the reporting person acquired
    3,478 shares of EDGW common stock under the EDGW 1999 Employee Stock Purchase Plan.

                                                                 SEC 2270 (7/96)
FORM 5 (continued)


 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                                                   ---------------------------
                                                                                                         (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
Stock Option                          $6.25
-----------------------------------------------------------------------------------------------------------------------------
Stock Option                          $4.40               6/8/01                 (A)                    12,500
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
6. Date Exer-          7. Title and Amount of            8. Price         9. Number            10. Owner-         11. Na-
   cisable and            Underlying Securities             of               of Deriv-             ship               ture
   Expiration             (Instr. 3 and 4)                  Deriv-           ative                 of De-             of In-
   Date                                                     ative            Secur-                rivative           direct
   (Month/Day/                                              Secur-           ities                 Secu-              Bene-
   Year)                                                    ity              Bene-                 rity:              ficial
                                                            (Instr. 5)       ficially              Direct             Owner-
 --------------------------------------------                                Owned                 (D) or             ship
 Date          Expira-              Amount or                                at End                Indi-              (Instr. 4)
 Exer-         tion         Title   Number of                                of Year               rect (1)
 cisable       Date                 Shares                                   (Instr. 4)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
  (1)          8/31/10      Common   444,265                                                          D
                            Stock
------------------------------------------------------------------------------------------------------------------------------------
  (2)          6/8/11       Common    12,500                                  456,765                 D
                            Stock
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) These options vest as follows: 20% on the date of grant - August 31, 2000; 20% on February 27, 2001; 30% on February 27, 2002; and 30% on
    February 27, 2003.

(2) These options vest as follows: 20% on the date of grant - June 8, 2001; 20% on April 26, 2002; 30% on April 26, 2003; and 30% on
    April 26, 2004.

           /s/ Shirley Singleton             2/14/02
       --------------------------------  -----------------
       **Signature of Reporting Person         Date
       Shirley Singleton

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                           (Print or Type Responses)

                                                                 SEC 2270 (3/99)